Exhibit 10.38

FIRST AMENDMENT TO
OPTION AGREEMENT

This First Amendment to Option Agreement (“First Amendment”) is made and entered into effective as of June 28, 2018 (the “Effective Date”), by and between LRT III LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), and CATCHMARK TIMBER TRUST, INC., a Maryland corporation (hereinafter referred to as “Purchaser”).

WHEREAS, Seller and Purchaser are parties to an Option Agreement dated as of May 30, 2018, relating to certain timberlands in Coos and Curry Counties, Oregon (the “Option Agreement”);

WHEREAS, Purchaser wishes to extend the Option Period and the Closing Date under the Option Agreement;

WHEREAS, the parties wish to amend the Option Agreement to, among other things, extend the Option Period and the Closing Date, and change the Threshold Amount definition.

NOW, THEREFORE, the parties have agreed and do hereby agree as follows:

1.Defined Terms. Capitalized terms used herein, and not defined herein, shall have the meanings assigned to such terms in the Option Agreement.
a.    Grant and Terms of Option. Section 1 of the Option Agreement is amended and restated in its entirety as follows:
“Subject to the provisions of this Agreement, and for the consideration herein stated, Seller hereby grants to Purchaser an exclusive and irrevocable option to purchase the Property (the “Option”). The Option shall be effective as of the Effective Date and shall continue in effect until 5:00 pm Eastern Time on July 10, 2018, subject to extension as provided below (such date and time the “Option Expiration Time” and the period running between the Effective Date and the Option Expiration Time, the “Option Period”). Purchaser shall exercise the Option, if at all, by giving written notice to Seller within the Option Period stating that the Option is exercised (the “Exercise Notice”). Purchaser may exercise the Option only as to all of the Property and no partial exercise of the Option shall be permitted. Purchaser’s exercise of the Option under the Agreement shall be only effective if Purchaser simultaneously exercises the option granted to Purchaser pursuant to the Other Option Agreement (as defined herein) and Purchaser may not exercise the Option without also exercising the Option granted under the Other Option Agreement. Upon timely exercise of the Option, Seller shall be obligated to sell, and Purchaser shall be obligated to purchase the Property for the price and on the terms and conditions set forth in this Agreement.

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If the Option is not exercised prior to July 10, 2018, Purchaser may extend the Option Period to July 17, 2018 with notice and a second option payment to Seller on or before July 10, 2018 in the amount of $106,971 (the “Second Option Payment”). If the Option is not exercised prior to July 17, 2018, Purchaser may further extend the Option Period to August 4, 2018 by notice to Seller prior to July 17, 2018 and a third option payment delivered to Seller on or before August 1, 2018 in the amount of $74,053 (the “Third Option Payment”). The extension of the Option Period from July 17, 2018 to August 4, 2018 shall not be effective, notwithstanding the notice of Purchaser to Seller to extend the Option Period unless the Third Option Payment is made by on or before August 1, 2018. The Second Option Payment and the Third Option Payment shall be treated as “Option Consideration” for all purposes under the Agreement, including being credited against the Purchase Price at Closing. If Purchaser fails to exercise the Option within the Option Period, this Agreement will automatically terminate, Seller will retain the Option Consideration, and Purchaser will have no further right to acquire the Property.”
b.    Closing. Section 4(a) of the Option Agreement is amended and restated in its entirety to read as follows:
“If the Option is exercised, the delivery of the funds, documents and instruments for the consummation of the purchase and sale pursuant hereto (herein referred to as the “Closing”) shall take place on the date which is ten (10) business days after the date of the Exercise Notice at 10:00 a.m. Pacific Time through the escrow services of First American Title Insurance Company, Six Concourse Parkway, Suite 2000, Atlanta, Georgia 30328 (hereinafter referred to as “Title Company” and “Escrow Agent”), or on such earlier date and time, and/or such other location, as may be mutually agreeable to Seller and Purchaser (the “Closing Date”).”
c.    Conditions of Property; Damage; Condemnation. Sections 8(b)(i), (ii) and (iii) of the Option Agreement are amended and restated in their entirety to read as follows:
“(i)    If the amount of such damage (as finally determined pursuant to this Section 8) does not exceed the Threshold Amount (as hereafter defined) and Purchaser exercises the Option, or has previously exercised the Option, then Purchaser shall be required to purchase the Property in accordance with this Agreement without a reduction of the Purchase Price. The “Threshold Amount” is (i) if the damage by Casualty occurs on or before July 13, 2018, the sum of $50,000 or (ii) if the damage by Casualty occurs after July 13, 2018, an amount equal to the Option Consideration.

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(ii)    If the amount of such damage (as finally determined pursuant to this Section 8) exceeds the Threshold Amount but does not exceed $3,000,000, then, if Purchaser exercises the Option, or has previously exercised the Option, Purchaser shall be required to purchase the Property in accordance with this Agreement, provided that the Purchase Price shall be reduced by an amount equal to the amount that such damage (as finally determined pursuant to this Section 8) exceeds the Threshold Amount.
(iii)    If the amount of such damage (as finally determined pursuant to this Section 8) exceeds $3,000,000, then either party may, at its sole option, elect to cancel this Agreement by delivering written notice to the other party, whereupon Seller shall promptly return the Option Consideration to Purchaser and no party hereto shall have any further rights or obligations hereunder (except as may otherwise be expressly provided herein). If neither party elects to cancel this Agreement in accordance with the foregoing sentence, and Purchaser exercises the Option, or has previously exercised the Option, then the parties will proceed to Closing (subject to the other terms and conditions set forth in this Agreement) and the Purchase Price shall be reduced at Closing by an amount equal to the amount by which such damage (as finally determined pursuant to this Section 8) exceeds the Threshold Amount.”
d.    Purchase Price. The Purchase Price as set forth in Section 2 of the Option Agreement, and prior to any adjustments thereto under the terms of the Option Agreement, shall be increased by the amount of the Second Option Payment and the Third Option Payment, if and to extent applicable.
e.    Amendment of Section 13. Section 13 of the Option Agreement is amended by changing the words “five (5) days prior to the Closing Date” in line 5 of such Section to read “five (5) business days prior to the Closing Date.”
2.    Performance, Compliance and No Breach of Seller to Date. Purchaser hereby affirms that to its knowledge and as of the Effective Date, Seller has timely performed and complied with each and every term, condition, agreement, restriction and obligation under the Option Agreement to be performed or complied with by Seller as of the Effective Date. Purchaser further affirms that to its knowledge, each and every warranty and representation made by Seller in the Option Agreement is true and accurate, and Seller has otherwise committed no breach under the Option Agreement as of the Effective Date.
3.    Title. Sections 5(b), (c) and (d) of the Option Agreement are hereby amended and restated in their entirety and read as follows:

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“(b)     To the extent not previously provided, contemporaneously with Seller’s execution of this Agreement, Seller will, at Seller’s cost, cause to be delivered to Purchaser a title insurance commitment, or similar title report sufficient to allow the Title Company to issue the Basic Title Policy, together with complete and legible copies of all documentary title exceptions listed or referred to therein, (the “Title Commitment”) issued by the Title Company. During the Option Period, Purchaser shall have the right to review Seller’s title to the Real Property and provide Seller with written notice (the “Title Objection Notice”) of Purchaser’s objections, if any, to Seller’s title. Purchaser shall have the right to object to any title matter affecting Seller’s title to the Real Property; provided, however, that Purchaser shall not object to (i) the lien of real property taxes not yet due and payable and additional taxes which may be assessed if the Real Property is disqualified for assessment as forest or farm land; and (ii) any title matter which does not adversely affect the use or value of the Property as commercial timberlands or for resale as timberlands. Failure of Purchaser to provide the Title Objection Notice to Seller on or before 8:00 am Pacific Time, July 5, 2018, will be deemed an election by Purchaser to waive any objection to the matters disclosed in such Title Commitment (in which case all liens, encumbrances, or other defects or special exceptions to coverage in such Title Commitment will thereafter be Permitted Encumbrances) and to accept such title as Seller is able to convey without any reduction in the Purchase Price.
(c)    If Purchaser delivers the Title Objection Notice to Seller on or before 8:00 am Pacific Time, July 5, 2018, Seller shall give written notice to Purchaser of its response to such objections indicating whether or not Seller will cure the matters objected to by Purchaser (the “Title Objection Response”); provided, however, that Seller shall at its sole cost secure the release of any monetary liens or encumbrances created by Seller and of a definite or ascertainable amount by Seller’s payment or bonding against the same at or prior to Closing other than the lien of real property taxes not yet due and payable and additional taxes which may be assessed if the Real Property is disqualified for assessment as forest or farm land (“Required Cure Matters”). Any failure of Seller to deliver a Title Objection Response prior to 10:00 am Pacific Time on July 9, 2018, shall be deemed an election by Seller not to cure any title objections raised in Purchaser’s Title Objection Notice. Other than with respect to Required Cure Matters, if Seller fails to, or elects not to, cure or satisfy any objections contained in the Title Objection Notice (a “Title Defect”) then Purchaser’s exercise of the Option shall be deemed Purchaser’s waiver of such Title Defect(s) and Purchaser will be required to close the sale without regard to said Title Defect(s) and without an adjustment to the Purchase Price (in which event such Title Defect(s) shall become Permitted Encumbrances for all purposes).

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In the event that Seller delivers the Title Objection Response indicating that Seller will cure some or all of the Title Defects, Seller shall cure such Title Defects prior to Closing and, Seller, in its sole discretion, may extend the Closing Date for so many days as Seller may elect in order to cure such Title Defects, but in no event shall the aggregate number of days of extension exceed thirty (30) calendar days.

(d)    If Purchaser timely exercises the Option, within three (3) days following Purchaser’s receipt of any update to the Title Commitment issued after July 4, 2018, disclosing any title matter which first appears in said updated Title Commitment or Purchaser’s receipt of notice of any unrecorded encumbrance affecting Seller’s title to the Real Property which comes into existence after July 4, 2016 (as applicable, an “Update”), in each case other than (i) any Pre-Closing Easements permitted under Section 5(e) below, (ii) any matter which has become a Permitted Encumbrance pursuant to Section 5(b) or 5(c) above, (iii) any title matter which does not adversely affect the use or value of the Property as commercial timberlands or for resale as timberlands, and (iv) the lien of real property taxes not yet due and payable and additional taxes which may be assessed if the Real Property is disqualified for assessment as forest or farm land, Purchaser shall have the right to notify Seller in writing of Purchaser’s objection to such new matter (a “Supplemental Title Objection Notice”). Failure of Purchaser to provide Seller with a Supplemental Title Objection Notice within such 3-day period will be deemed an election by Purchaser to waive any objection to the additional matters disclosed in such Update (in which case all liens, encumbrances, or other defects or special exceptions to coverage in such Update will thereafter be Permitted Encumbrances) and to accept such title as Seller is able to convey without any reduction in the Purchase Price. If Purchaser delivers a Supplemental Title Objection Notice to Seller within such 3-day period (the “Supplemental Response Period”), Seller shall give written notice to Purchaser of its response to such objections within three (3) days after Seller’s receipt of Purchaser’s notice indicating whether Seller will cure the matters objected to by Purchaser (a “Supplemental Title Objection Response”); provided, however, that Seller shall at its sole cost secure the release of any Required Cure Matters appearing in the Update. Any failure of Seller to deliver a Supplemental Title Objection Response within the Supplemental Response Period shall be deemed an election by Seller not to cure any title objections raised in Purchaser’s Supplemental Title Objection Notice. Other than with respect to Required Cure Matters, if Seller fails to, or elects not to, cure or satisfy any objections contained in the Supplemental Title Objection Notice (other than matters described in clauses (1) thru (4) of the first sentence of this Section 5(d) then Purchaser shall, as its sole

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and exclusive remedy, elect either to: (i) waive such objection and close the sale without an adjustment to the Purchase Price (in which event the matters set forth in the Supplemental Title Objection Notice shall become Permitted Encumbrances for all purposes); or (ii) to terminate this Agreement and receive a refund of the Option Consideration by notice to Seller within 3 days of the end of the Supplemental Response Period. Failure of Purchaser to give a notice of termination within 3 days after the end of the Supplement Response Period shall be deemed an election to proceed under clause (ii) of the previous sentence.

In the event that Seller delivers the Supplemental Title Objection Response indicating that Seller will cure some or all of the matters set forth in the Supplemental Title Objection Notice, Seller shall cure such matters prior to Closing and, Seller, in its sole discretion, may extend the Closing Date for so many days as Seller may elect in order to cure such matters, but in no event shall the aggregate number of days of extension exceed thirty (30) calendar days.”
4.    Effect of Amendment. Except as expressly modified by this First Amendment, the Option Agreement remains in full force and effect, and is hereby ratified and confirmed.
5.    Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which counterparts together shall constitute the same instrument which may be sufficiently evidenced by one counterpart. Execution of this First Amendment at different times and places by the parties shall not affect the validity thereof so long as all the parties hereto execute a counterpart of this First Amendment. The parties agree that delivery by electronic means of a signed counterpart of this First Amendment will be deemed the same as delivery of the original counterpart. Upon request of the other party, a party delivering an electronic counterpart of this First Amendment will provide to the requesting party a signed original of this First Amendment.
[Signatures commence on following page]

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Exhibit 10.38

IN WITNESS WHEREOF, this First Amendment has been executed by the parties on the dates set forth below with the intent that this First Amendment be effective between the parties as of the date first set forth above.

SELLER: LRT III LLC, a Delaware limited liability company By:/s/ Charles L. VanOver Name: Charles L. VanOver Title: Vice President

[Signature Page to First Amendment to Option Agreement - LRT III]

Exhibit 10.38

Date of Purchaser’s Execution: June 29, 2018	PURCHASER: CATCHMARK TIMBER TRUST, INC., a Maryland corporation By: /s/ Brian M. Davis (SEAL) Name: Brian M. Davis Title: CFO

[Signature Page to First Amendment to Option Agreement - LRT III]